                                                                      Exhibit 12

                                    TXU CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

                                                                                 Year Ended December 31,
                                                                   --------------------------------------------------
                                                                     2001       2000       1999     1998      1997
                                                                     ----       ----       ----     ----      ----
                                                                           Millions of Dollars, Except Ratios
EARNINGS:
     Net income                                                     $   831    $   916   $   985   $   740   $   660
     Add:  Total federal income taxes                                   (24)       337       449       526       377
          Fixed charges (see detail below)                            1,629      1,669     1,622     1,474       855
          Preferred dividends of subsidiaries                            14         14        14        16        28
                                                                    -------    -------   -------   -------   -------
               Total earnings                                       $ 2,450    $ 2,936   $ 3,070   $ 2,756   $ 1,920
                                                                    =======    =======   =======   =======   =======

FIXED CHARGES:
     Interest expense                                               $ 1,430    $ 1,467   $ 1,456   $ 1,300   $   763
     Rentals representative of the interest factor                       83         81        70       100        22
     Distributions on preferred trust securities
         of subsidiaries*                                               116        121        96        74        70
                                                                    -------    -------   -------   -------   -------
               Fixed charges deducted from earnings                   1,629    $ 1,669     1,622     1,474       855
     Preferred dividends of subsidiaries (pretax)**                      14         19        20        27        44
                                                                    -------    -------   -------   -------   -------
               Total fixed charges                                    1,643      1,688     1,642     1,501       899
                                                                    -------    -------   -------   -------   -------

     Preference dividends of registrant (pretax) **                      21         16         0         0         0
                                                                    -------    -------   -------   -------   -------

               Fixed charges and preference dividends               $ 1,664    $ 1,704   $ 1,642   $ 1,501   $   899
                                                                    =======    =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                                     1.49       1.74      1.87      1.84      2.14
                                                                    =======    =======   =======   =======   =======

RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERENCE DIVIDENDS                                  1.47       1.72      1.87      1.84      2.14
                                                                    =======    =======   =======   =======   =======

*   Distributions on preferred trust securities are deductible for tax purposes.

** Preferred/preference dividends multiplied by the ratio of pre-tax income to net income.